DATED 13th FEBRUARY 1997




B E T W E E N:




                      IMO INDUSTRIES INC


                           - and -


                         BRIAN LEWIS




                     CONSULTANCY AGREEMENT




THIS AGREEMENT is made the 13th day of February 1997

B E T W E E N :

            (1)   IMO INDUSTRIES INC of 1009 Lenox Drive,
            Lawrenceville, NJ  08648.0550, USA ("the
            Company"); and

            (2)   BRIAN LEWIS of "The Hyde", Mountnessing
            Road, Blackmore, Ingatestone, Essex CM4 0NX
            ("the Consultant")

RECITALS:

WHEREAS the Company has approved the terms of this Agreement under which the Consultant is to provide his services as an independent contractor to the Company and/or its Associated
Companies.

IT IS AGREED as follows:

1.    Appointment

The Company confirms the appointment of the Consultant to provide consultancy services to the Company or any Associated
Company.  The Consultant accepts such appointment.

2.    Term

2.1 The appointment hereunder commenced on 1 January 1997 and will continue for a period of three months thereafter expiring on 31 March 1997, subject to earlier termination at any time in accordance with Clause 8 below or to possible extension pursuant to Clause 2.2 below.

2.2 The parties may by mutual agreement in writing made no later than 28 February 1997 extend the Agreement for a further term of three months commencing 1 April 1997, and, if applicable, may thereafter by mutual agreement in writing made no later than the end of the second month of each subsequent three months period extend the Agreement for further term(s) of three months, again subject always to earlier termination at any time in accordance with Clause 8 below.

3.    Services to be provided by the Consultant

3.1 The Consultant will provide the Company or any Associated Company as directed with such consultancy services in connection with the business affairs of the Company or any Associated Company (including in particular, but not limited to IMO Industries (UK) Limited and Roltra-Morse SpA) as may reasonably be requested ("the Services"). In this regard the Consultant will receive instructions from and liaise directly with the Chairman and CEO of the Company and/or his authorised representative(s).

3.2 The Consultant will provide the Services on dates and at times to be mutually agreed between the parties. The Consultant will only be required to perform the Services on average for one day per week. Whilst this does not impose any corresponding obligation on the Company to request a minimum amount of services from the Consultant, it shall be for the Consultant to decide whether he can devote additional time to this consultancy having regard to his other commitments.

3.3 The Consultant shall have the use of office and secretarial support facilities at the Basildon premises of Morse Controls Ltd in connection with the provision of the Services under this Agreement.

3.4 Subject to the Consultant's due compliance with the terms of this Agreement, he shall be free to provide his services to or accept employment with any other person, firm, company or organisation, provided that he shall not either directly or indirectly be or become involved (whether as shareholder, director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise) in any business which is in competition with any business carried on concurrently by the Company or any Associated Company or which could otherwise have a prejudicial effect on any such business. This shall not however prevent the Consultant from being a holder for investment purposes of not more than 5 per cent of any class of issued shares of any company listed on a recognised Stock Exchange.

4.    Fees and Expenses

4.1 In consideration for the Services provided in accordance with Clause 3 above, the Company shall pay the Consultant a fee of 1,000 (One Thousand Pounds) per complete day worked, and, pro rata per part of a day worked, subject to the receipt of properly drawn invoices referred to in Clause
      4.3 below.

4.2   The Consultant shall also be reimbursed by the Company
      (against receipts or other satisfactory evidence) for reasonable business expenses properly incurred in providing the Services and approved in advance on behalf of the Company.

4.3 The Consultant shall commencing February 1997 furnish the Company on a monthly in arrears basis with invoices for fees due in respect of the Services supplied by him during the previous month.

4.4 The aforesaid fees shall be exclusive of any Value Added Tax which may be payable in connection with the supply of the Services by the Consultant. The Consultant shall, if applicable, notify the Company of his registration for VAT and provide VAT invoices in respect of the Services.

4.5 The Consultant shall not be entitled to any fees or other payments from the Company or any Associated
      Company save as expressly stated in Clauses 4.1 and 4.2 above.

5.    Relationship between the Parties

5.1 The relationship of the Consultant to the Company shall be that of an independent contractor. At no time shall the Consultant hold himself out as being an officer or employee of the Company or any Associated Company.

5.2 Save as expressly specified in writing, the Consultant shall not hold himself out as the agent of the Company or any Associated Company and he shall not have any authority to conclude contracts on behalf of the Company or any Associated Company.

5.3 The Consultant shall be wholly responsible for all taxes, national insurance or other contributions levied which may be payable out of, or as a result of the receipt of, any fees or other monies paid or payable hereunder. The Consultant accordingly hereby indemnifies and agrees to hold the Company and its Associated Companies harmless against all costs, claims, expenses or proceedings arising out of or in connection with such payments.

5.4 The Consultant further indemnifies the Company and its Associated Companies against any damage, injury or loss which the Company or any Associated Company may suffer, or any other claim that may be made against the Company or any Associated Company, arising from any act or omission of the Consultant while providing the Services hereunder.

6.    Confidentiality

6.1 The Consultant shall neither during his appointment under this Agreement (except in the proper performance of the Services) nor at any time (without limit) after its termination, howsoever arising, directly or indirectly:

            6.1.1 use for his own purposes or those of any other person, firm, company or other organisation whatsoever, or

            6.1.2 disclose to any person, firm, company or other organisation whatsoever, any trade secrets or confidential information relating or belonging to the Company or any Associated Company, including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information or policies or plans, past and proposed business plans or dealings or transactions, officers, employees or consultants, financial information dealings and plans, designs, formulae, product lines, research activities, any document marked 'Confidential', or any information which the Consultant has been told is confidential or which he might reasonably expect the Company would regard as confidential, including any information which has been given to the Company or any Associated Company in confidence by customers, suppliers or any other persons.

6.2 The Consultant shall not at any time during the continuance of his appointment (or thereafter) make any notes or memoranda relating to any matter within the scope of the Company's or any Associated Company's business, dealings or affairs otherwise than for the exclusive benefit of the Company or any Associated Company.

6.3 The obligations contained in Clause 6.1 above shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of the Consultant's appointment, other than by way of unauthorised disclosure.

7.    Assignment of Services

The Consultant shall personally provide the Services hereunder and may not assign or sub-contract the Services to any other person, firm, company or organisation without the prior written consent of the Company.

8.    Termination

8.1 Notwithstanding any other provision hereof, the Company shall be entitled to terminate this Agreement with immediate effect if the Consultant should:

            8.1.1 commit a serious breach of any of the provisions of this Agreement; or

            8.1.2 neglect or refuse to provide the Services;
            or

            8.1.3 act in any way which materially prejudices the interests of the Company or any Associated
            Company; or

            8.1.4 become incapable of providing the Services by reason of ill health or other incapacity
            (whether accidental or otherwise) for a period in excess of one month.

8.2 In the event of the lawful termination of this Agreement the Company shall only be liable to the Consultant in respect of fees and expenses due for the Services provided up to the effective date of termination.

8.3 On the termination of this Agreement, the Consultant shall deliver up to the Company, as and when directed, all documents, papers, drawings, software, reports, equipment and property of any kind belonging to the Company or any Associated Company which may either be in the Consultant's possession or under his control or responsibility.

9.   Miscellaneous

9.1 In this Agreement the expression "Associated Company" shall mean any person, firm, company or other organisation which the Company directly or indirectly controls, or which directly or indirectly controls the Company, or which is directly or indirectly controlled by a third party, person, firm, company or other organisation which also directly or indirectly controls the Company.

9.2 This Agreement cancels and is in substitution for all previous letters of appointment, agreements and arrangements (whether oral or in writing) relating to the appointment of the Consultant to provide consultancy services to the Company, all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Consultant's appointment.

9.3 The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof.

10.    Governing Law

This Agreement and its performance shall be governed by English law, and any dispute arising shall be subject to the exclusive jurisdiction of the English courts.


AS WITNESS the hands of a duly authorised officer of the Company and of the Consultant the day and year first above written.


SIGNED by /s/ T.J. Bird
For and on behalf of
IMO INDUSTRIES INC



SIGNED by the said /s/ B. Lewis
BRIAN LEWIS